Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Lone Oak Acquisition Corporation (a company in the development stage) on Amendment No. 1 to Form F-1 (File No. 333-172334) of our report dated February 17, 2011, except for Notes 2 and 7 as to which the date is March 4, 2011, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Lone Oak Acquisition Corporation (a company in the development stage) as of October 4, 2010 and for the period from June 7, 2010 (inception) through October 4, 2010, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

 New York, New York
March 4, 2011